Exhibit 10.32
20__ PERFORMANCE UNIT AWARD AGREEMENT
     This 20__ Performance Unit Award (the “Award”) is made as of the _____ day of ______________, 2011 (the “Grant Date”), between Western Refining, Inc., a Delaware corporation (the “Company”) and ______________ (“Participant”) under the 2010 Incentive Plan of Western Refining, Inc. (the “Plan”). The Award represents the right to receive a Target Amount, subject to the provisions of, and to the fulfillment of the vesting conditions set forth in, this agreement and in Annex A to this agreement (collectively, this “Agreement”).
     1. Grant. The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The Plan and this Agreement shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).
     2. Target Amount and Performance Period. The Target Amount for purposes of this Award is $_________ (the “Target Amount”). The period over which the Company’s performance will be measured for purposes of applying the methodology set forth in Annex A (the “Performance Period”) shall be from ______ to _____.
     3. Vesting. (a) Subject to the other terms and conditions of this Agreement and the Plan, this Award will become nonforfeitable (“vest”) in accordance with and to the extent provided in Annex A, based on ___________________ set forth in Annex A for the Performance Period, provided the Participant remains continuously employed by the Company or its Affiliates from the Grant Date to the conclusion of the Performance Period.
     (b) The proportion of the Target Amount that is earned under this Award in accordance with Section _________________ of Annex A shall be multiplied by ___________________ depending on _________________ as compared to _________________ for the ___ most recently available annual periods (the “_________________”).
     (c) Any provision of this Agreement to the contrary notwithstanding, no amount of the Target Amount will be earned under this Award, and no amounts will be paid hereunder, unless ___________________ for the Performance Period, in each case as reported in the Company’s financial statements filed with the Securities and Exchange Commission (the “SEC”) on Form 10-Q and Form 10-K.
     4. Settlement. (a) Except as set forth in Section 5, the amount earned under the Award pursuant to Section 3 (the “Final Award”) shall be paid to the

Participant promptly following the conclusion of the Performance Period and the Committee’s determination of the level of performance achieved, but in all events prior to _________________ of the year following the end of the Performance Period. The date on which such settlement occurs in accordance with this Section 4(a) is hereinafter referred to as the “Settlement Date”.
     (b) The Final Award may be paid in cash or Company Shares having a Fair Market Value, determined as of the most recent practicable date prior to the Settlement Date, equal to the Final Award. The form of payment of the Final Award shall be determined by the Committee in its sole discretion.
     5. Termination of Employment. (a) If the Participant’s employment is terminated prior to the end of the Performance Period because of death, long-term disability, termination of employment by the Company other than for Cause, by the Participant for Good Reason, as defined below, or retirement, then the portion, if any of this Award that will become vested will be determined by the Committee in its sole discretion. The portion of this Award that does not vest in accordance with the foregoing will be forfeited and immediately cancelled. The Final Award determined in accordance with this Section 5(a) shall be delivered, in accordance with Section 4(b), as promptly as practicable after the date of termination, but in no event sooner than the time at which such payment would not give rise to tax or penalty under Section 409A. This Section 5(a) shall not apply to any termination of employment within 90 days preceding or 24 months following a Change in Control, which shall instead be governed by Section 8.
     (b) For purposes of this Award, (i) “Cause” shall mean Executive (A) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties, (B) has refused, without proper reason, to perform his duties, (C) has willfully engaged in conduct which is materially injurious to the Company or its Affiliates (monetarily or otherwise), (D) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company, or (E) has been convicted of, pled guilty to, or pleaded no contest to, a crime involving fraud, dishonesty or moral turpitude and (ii) a termination of employment by the Participant for “Good Reason” shall mean a termination of employment by the Participant within 24 months following the occurrence, without the Participant’s prior written consent, of any of the following: (Q) a material diminution in the Participant’s base salary or bonus opportunity, (R) a material diminution in the Participant’s authority, duties, or responsibilities, (S) a material change in the geographic location at which the Participant must perform his services for the Company, (T) any other action or inaction that constitutes a material breach by the Company of the Participant’s employment agreement, if any. The Participant will not be deemed to have terminated his employment for Good Reason unless he shall have notified the Company of the existence of a condition set forth in clauses (Q)-(T) of this Section 5(b) within 90 days after the initial occurrence thereof, and such condition shall not have been remedied by the Company within 30 days following such notice.
     (c) If the Participant remains employed through the end of the Performance Period, a termination of employment (other than a termination of employment by the Company for Cause) after the end of the Performance Period and prior to the Settlement Date will not affect Participant’s rights hereunder to be paid the Final Award, in accordance with Section 4(b), on the Settlement Date.
     6. Tax Withholding. The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state or local tax withholding obligations arising in connection with the grant, vesting or settlement of this Award.
     7. Transfer of Award. The Participant’s rights under this Award are not transferable in any way during the Participant’s life except in accordance with applicable community property laws.
     8. Change in Control. (a) In the event that, within 90 days preceding or 24 months following a Change in Control, as defined below, that occurs both prior to the end of the Performance Period and while the Participant remains employed by the Company or any of its Affiliates, the Participant’s employment is terminated by the Company without Cause, or by the Participant for Good Reason, then this Award will become nonforfeitable in full at 100% of the Target Amount, without regard to the conditions referred to in Sections 3(b) or 3(c), on the date of such termination. The Award will be paid as promptly as practicable following the date of determination of employment, but in no event sooner than the time at which such payment would not give rise to tax or penalty under Section 409A.
     (b) For purposes of this Award, a “Change in Control” shall occur on (i) the date that any one person, or more than one person acting as a group (as defined for purposes of Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company,
     (ii) the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election,
     (iii) the date that any one person, or more than one person acting as a group (as defined for purposes of Section 409A), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     (c) The events specified in Section 8(b) are intended to be events that in each case would be treated as a change in ownership or control of the Company or of a substantial portion of its assets, for purposes of Section 409A, and shall be interpreted accordingly.
     9. Severability. In the event that any provision of this Agreement is deemed to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect without being impaired or invalidated in any way.
     10. Reorganization of the Company. The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, whether of a similar character or otherwise.
     11. Certain Restrictions. By executing this Agreement, Participant acknowledges that Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the terms of this Agreement, the Plan, any securities laws or any other applicable laws, rules or regulations.
     12. Amendment and Termination. Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Company without the prior written consent of the Participant.
     13. No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.
     14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.
     15. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to any principles of conflicts of law. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all as of the day and year first above written.
WESTERN REFINING, INC.

By:		Date:

Name:
Title:

PARTICIPANT

By:		Date:

Address:

ANNEX A
Performance Vesting Criteria and Methodology
This Annex A to the Performance Unit Award Agreement contains the performance requirements and methodology for the vesting of the Award. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement. Capitalized terms used but not defined herein or in the Agreement shall have the same meanings assigned to them in the Plan.
A. Primary Performance Measures

Section 3(a)	[insert Primary Performance Measures]
B. Performance Levels and Multipliers

Western’s achievement of its performance measure over the Performance Period will be compared to the Peer Group during the same period to determine relative performance.

Performance Levels and Equity Multipliers Section 3(a)	Western’s performance over the Performance Period will be directly ranked within the Peer Group, resulting in the application of a single multiplier to the target award value under each performance measure. Should consolidation among peers in the marketplace occur or any peer become delisted or otherwise no longer required to provide periodic reporting to the SEC, the ranking schedule would adjust to accommodate the reduced number of peers. The addition of new peers would also cause a shift in the ranking schedule. For example, in the table that follows the initial Peer Group includes ___ peer companies. The target (____ multiplier) rank for this number of peers would be ___ out of ___ companies in the group (including Western). If consolidation, delisting or the termination of the obligations of a peer company to provide periodic reporting to the SEC reduces the number of peer companies to ___, target would remain at the ___ position (out of ___ in the group, including Western), but the target multiplier would move to ___.
Performance Multiples (for both Relative TSR and Relative ROCE)

___ Peers Remaining
Rank Against Peers	(initial case)	___ Peers Remaining	___ Peers Remaining
____	____	____	____
____	____	____	____
____	____	____	____
____	____	____	____
____	____	____	____
____	____	____	____
____	____	____
____	____
C. Additional Factors

Section 3(b)	[insert Additional Factors]

Absolute Performance Threshold (Plan Trigger) Section 3(c)	[insert factors]

___________________ for the Performance Period, in each case as reported in the Company’s financial statements filed with the SEC on Form 10-Q and Form 10-K or no Award will occur for the Performance Period.
D. Peer Group

[insert Peer Group]